CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectus and Statements of Additional Information constituting parts of this Post Effective Amendment No. 27 to the registration statement on Form N-1A (the "Registration Statement") of our reports dated July 11, 1997, relating to the financial statements and the financial highlights appearing in the May 31, 1997 Annual Reports to Shareholders of the John Hancock Sovereign U.S. Government Income Fund and the John Hancock Strategic Income Fund, which are incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" in the Prospectus and under the heading "Independent Auditors" in the Statements of Additional Information.


/s/Price Waterhouse LLP
PRICE WATERHOUSE LLP
Boston, Massachusetts
February 20, 1998

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